UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 28, 2007

IGNIS PETROLEUM GROUP, INC.
(Exact name of registrant in its charter)

NEVADA	000-50929	16-1728419
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

One Legacy Town Center
 7160 Dallas Parkway, Suite 380
Plano, Texas 75024
 (Address of principal executive offices)

(972) 526-5251
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

As previously reported in our Current Report on Form 8-K filed on September 11, 2007, Ignis Louisiana Salt Basin, LLC (“ILSB”), our wholly owned subsidiary, entered into a Purchase and Sale Agreement on September 6, 2007 (the “Purchase Agreement”) with Anadarko Petroleum Corporation (“Anadarko”) providing for the sale by Anadarko to ILSB of Anadarko’s interests in the acreage and oil and natural gas producing properties in the Liberty Hills prospect, located in Bienville Parish, Louisiana (the “Properties”).  The purchase price of the acquisition was to be $3,000,000 in cash, subject to customary adjustments more fully described in the Purchase Agreement.

The Purchase Agreement required the parties to close on the acquisition no later than September 28, 2007. Due to our inability to finalize terms of funding necessary to acquire the Properties by this deadline, the Purchase Agreement terminated by its own terms on September 28, 2007.

Termination of the Purchase Agreement terminated all obligations and liabilities of the parties to one another and to any third party under the Purchase Agreement. We incurred no material penalties under the Purchase Agreement as a result of its termination.

The disclosure contained herein is intended merely as a summary of the material provisions relating to the termination of the Purchase Agreement and does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 11, 2007.

ITEM 9.01	Financial Statements and Exhibits.

(c)	Exhibits.
Exhibit Number	Description
10.1
Purchase and Sale Agreement, dated September 6, 2007, by and between Ignis Louisiana Salt Basin, LLC and Anadarko Petroleum Corporation, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on September 11, 2007 and incorporated herein by reference

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IGNIS PETROLEUM GROUP, INC.
Date: October 3, 2007
	By:	/s/ Shawn L. Clift
Shawn L. Clift
Chief Financial Officer